Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in these Registration Statement No.’s 33-93172, 33-91364, 33-913162, 33-93174, 33-93170, 33-93168, 333-120318 and 333-125473 on Form S-8 of our reports dated June 21, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of Alliance One International, Inc. (whose report expresses an unqualified opinion, includes an explanatory paragraph relating to Alliance One International, Inc.’s adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106, and 132(R) as of March 31, 2007 and  includes explanatory discussion as to the fact that the financial statements of Alliance One International, Inc. were audited by other auditors for the year ended March 31, 2005), and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Alliance One International, Inc. for the year ended March 31, 2007.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
June 21, 2007